Exhibit 99.3
PRO FORMA FINANCIAL INFORMATION

     On May 3, 2006, The Talbots, Inc (“Talbots” or the “Company”) completed its acquisition of The J. Jill Group, Inc. (“J. Jill”), a multi-channel specialty retailer of women’s apparel, accessories and footwear. Talbots acquired all of the outstanding shares of J. Jill for $24.05 per share for total consideration of approximately $518 million in cash. The following Unaudited Pro Forma Condensed Consolidated Financial Statements contained herein (the “Statements”) are presented to illustrate the effects of the acquisition of J. Jill on the historical financial position and operating results of Talbots.
     The Unaudited Pro Forma Condensed Consolidated Balance Sheet is based on historical data of the separate companies, and reflects adjustments as if the acquisition had occurred on April 29, 2006. The Unaudited Pro Forma Condensed Consolidated Statements of Earnings are based on historical data of the separate companies, and reflect adjustments as if the acquisition had occurred on January 30, 2005. The historical financial statements of J. Jill for the fiscal year ended January 28, 2006 were prepared using a fiscal year consisting of a fifty-three week period, whereas the Company’s historical financial statements were prepared using a fiscal year consisting of a fifty-two week period. Management believes the difference in fiscal periods does not materially impact the pro forma results presented.
     The Statements include adjustments having a continuing impact on the combined company as a result of accounting for the acquisition under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”). The pro forma adjustments are described in the notes accompanying the Statements (the “Notes”).
     The Statements have been prepared based on available information, using assumptions that the Company’s management believes are reasonable. Under the purchase method of accounting, the total consideration payable in the acquisition will be allocated to J. Jill’s tangible and intangible assets and liabilities based on their estimated fair values at the date of acquisition. The purchase price allocation herein is preliminary and, accordingly, the actual purchase accounting adjustments may differ from the pro forma adjustments reflected herein. The Statements do not purport to represent the actual financial position or results of operations that would have occurred if the acquisition had taken place on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The Statements do not reflect any adjustments for the effect of operating synergies or potential cost savings which may result from the acquisition. The Statements include certain reclassifications to conform the historical financial information of J. Jill to the presentation of Talbots.
     The assumptions used and adjustments made in preparing the Statements are described in the Notes, which should be read in conjunction with the Statements. The Statements and related Notes contained herein should be read in conjunction with the Consolidated Financial Statements and related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and the Unaudited Condensed Consolidated Financial Statements and the related notes included in the Company’s Quarterly Report on Form 10-Q for the thirteen weeks ended April 29, 2006, both filed with the Securities and Exchange Commission, and the Consolidated Financial Statements and related notes of J. Jill for the fiscal year ended December 31, 2005 and the Unaudited Condensed Consolidated Financial Statements and related notes of J. Jill for the thirteen weeks ended April 1, 2006, which are both incorporated by reference in Item 9.01(a) of this Report on Form 8-K/A.
     The foregoing matters and other factors identified in the documents that Talbots files with the Securities and Exchange Commission could cause Talbots future financial position and results of operations to differ materially from those presented in the following Statements.

THE TALBOTS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
APRIL 29, 2006
Amounts in thousands

					Pro Forma
	Historical Results		Pro Forma		Combined
	The Talbots, Inc.	The J. Jill Group, Inc.	Adjustments		Company
ASSETS
Cash and cash equivalents	$139,116	$30,445	$(118,320)	(1)	$51,241
Restricted cash	400,000	1,417	(400,000)	(1)	1,417
Marketable securities	—	16,716	—		16,716
Customer accounts receivable — net	221,380	—	—		221,380
Merchandise inventories	271,693	46,905	2,754	(2)	322,096
			2,041	(3)
			(1,297)	(2)
Other current assets	57,946	39,768	2,719	(2)	100,433

Total current assets	1,090,135	135,251	(512,103)		713,283

Property and equipment — net	378,516	147,096	6,571	(2)	532,183
Deferred income taxes	8,124	—	—		8,124
Goodwill	35,513	—	227,641	(4)	263,154
Trademarks	75,884	—	80,000	(4)	155,884
Other intangible assets	—	—	93,852	(4)	93,852
Other assets	27,956	—	(758)	(5)	27,198

Total assets	$1,616,128	$282,347	$(104,797)		$1,793,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Notes payable to banks	$45,000	$—	$—		$45,000
Bridge financing relating to acquisition	400,000	—	—		400,000
Current portion of long-term debt	—	440	—		440
Accounts payable	65,516	6,531	—		72,047
Accrued liabilities and income taxes payable	164,334	49,808	4,742	(5)	226,532
			7,648	(2)

Total current liabilities	674,850	56,779	12,390		744,019

Long-term debt, less current portion	100,000	9,240	—		109,240
Deferred rent under lease commitments	110,184	58,365	(58,365)	(6)	110,184
Deferred income taxes and other non-current liabilities	76,642	2,755	94,240	(7)	175,783
			2,146	(2)

Total liabilities	961,676	127,139	50,411		1,139,226

STOCKHOLDERS’ EQUITY:
Common stock	784	205	(205)	(8)	784
Additional paid-in capital	449,132	119,100	(119,100)	(8)	449,132
Retained earnings	804,301	36,009	(36,009)	(8)	804,301
Accumulated other comprehensive loss	(16,331)	(106)	106	(8)	(16,331)
Treasury stock	(583,434)	—	—		(583,434)

Total stockholders’ equity	654,452	155,208	(155,208)		654,452

Total liabilities and stockholders’ equity	$1,616,128	$282,347	$(104,797)		$1,793,678

See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

THE TALBOTS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
FOR THE YEAR ENDED JANUARY 28, 2006
Amounts in thousands except per share data

					Pro Forma
	Historical Results		Pro Forma		Combined
	The Talbots, Inc.	The J. Jill Group, Inc.	Adjustments		Company
Net Sales	$1,808,606	$449,565	(1,253)	(9)	$2,256,918

Costs and Expenses
Cost of sales, buying and occupancy	1,153,734	271,356	8,700	(10)	1,435,281
			2,754	(11)
			(427)	(9)
			(836)	(12)
Selling, general and administrative	502,724	178,400	8,684	(13)	689,808

Operating Income (Loss)	152,148	(191)	(20,128)		131,829

Interest
Interest expense	4,480	945	14,886	(14)	20,311
Interest income (expense)	1,374	1,080	(3,573)	(15)	(1,119)

Interest Expense (Income) — net	3,106	(135)	18,459		21,430

Income (Loss) Before Taxes	149,042	(56)	(38,587)		110,399

Income Tax Expense (Benefit)	55,891	(25)	(15,439)	(16)	40,427

Net Income (Loss)	$93,151	$(31)	$(23,148)		$69,972

Net Income (loss) Per Share

Basic	$1.76				$1.32

Diluted	$1.72				$1.29

Weighted Average Number of Shares of Common Stock Outstanding

Basic	52,882				52,882

Diluted	54,103				54,103

See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

THE TALBOTS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
FOR THE THIRTEEN WEEKS ENDED APRIL 29, 2006
Amounts in thousands except per share data

					Pro Forma
	Historical Results		Pro Forma		Combined
	The Talbots, Inc.	The J. Jill Group, Inc.	Adjustments		Company
Net Sales	$453,012	$109,983	$—		$562,995

Costs and Expenses
Cost of sales, buying and occupancy	272,200	66,710	2,639	(10)	341,339
			(210)	(12)
Selling, general and administrative	135,599	50,376	2,171	(13)	188,146

Operating Income (Loss)	45,213	(7,103)	(4,600)		33,510

Interest
Interest expense	6,752	296	4,130	(14)	11,178
Interest income (expense)	5,308	290	(1,236)	(15)	4,362

Interest Expense (Income) — net	1,444	6	5,366		6,816

Income (Loss) Before Taxes	43,769	(7,109)	(9,966)		26,694

Income Tax Expense (Benefit)	16,413	(6,115)	(3,987)	(16)	6,311

Net Income (Loss)	$27,356	$(994)	$(5,979)		$20,383

Net Income (Loss) Per Share

Basic	$0.52				$0.39

Diluted	$0.51				$0.38

Weighted Average Number of Shares of Common Stock Outstanding

Basic	52,620				52,620

Diluted	53,669				53,669

See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

THE TALBOTS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Presentation
     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of April 29, 2006 gives effect to the acquisition of all of the outstanding shares of The J. Jill Group, Inc. (“J. Jill”) as if it had occurred on April 29, 2006. The Unaudited Pro Forma Condensed Consolidated Statements of Earnings for the fiscal year ended January 28, 2006 and the thirteen weeks ended April 29, 2006 give effect to the acquisition as if it had occurred on January 30, 2005.
     On May 3, 2006, the Company acquired all of the outstanding shares of J. Jill for $24.05 per share for total consideration of approximately $518 million in cash. The cash paid for the acquisition was funded with approximately $118 million of the Company’s existing cash and $400 million of borrowings under a bridge loan facility.
     The Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet reflect the allocation of the purchase price to the assets acquired and liabilities assumed, based on a preliminary estimate of their respective fair values at the date of acquisition. The purchase price allocations are subject to change based on, among other things, final valuations and appraisals.
     The preliminary pro forma allocation of the purchase price of J. Jill is as follows (in thousands):

Purchase price:
Cash	$518,320
Estimated transaction costs	5,500

Total purchase price	$523,820

Purchase price allocation:
Fair value of net assets acquired, including acquisition related tax adjustments	$122,327
Trademarks	80,000
Other intangible assets	93,852
Goodwill	227,641

Total purchase price allocation	$523,820
2. Pro Forma Adjustments
     (1) To record the purchase price of $518.3 million. The Company entered into a short-term credit agreement with a bank and borrowed $400.0 million to partially fund the acquisition of J. Jill. The funds were restricted as to use. Upon the closing of the acquisition, $118.3 million of cash on hand as well as the restricted cash of $400.0 million were used to fund the acquisition of J. Jill.
     (2) To adjust certain J. Jill assets and liabilities to estimated fair market value, including an inventory step-up of $2.8 million, a decrease in inventory of $1.3 million related to catalog and internet shipments in transit, an increase to other current assets of $2.7 million primarily related to deferred catalog costs on catalog and internet shipments in transit, a property, plant, and equipment step-up of $6.6 million, an increase to accrued liabilities of $7.6 million primarily relating to severance, and an increase to non-current liabilities of $2.1 million related to the assessed unfavorable fair value of J. Jill’s existing leases as of the date of acquisition over current market rates.

     (3) To reflect an adjustment to J.Jill’s inventory to conform to the Company’s policies of capitalizing certain costs into inventory.
     (4) To record the preliminary estimates of the acquired intangible assets: goodwill of $227.6 million, trademarks of $80.0 million, customer relationships of $78.4 million, favorable lease assessments of $11.0 million, and non-compete agreements of $4.5 million.
     (5) To accrue estimated acquisition-related fees and expenses of $4.7 million and eliminate $0.8 million of capitalized acquisition-related fees that were accrued for by the Company at April 29, 2006.
     (6) To reflect the fair value J. Jill’s deferred rent under lease commitments, which consist of both landlord credits in the amount of $49.0 million and deferred rent relating to escalation or step clauses in the amount of $9.4 million. As the combined company does not have an obligation to repay unamortized landlord credits, the portion of the liability balance relating to landlord credits is eliminated. Deferred rents relating to escalation or step clauses within the leases are reset based on the straight line calculation for rent expense over the remaining term of the lease as of the date of the acquisition. As such, the related deferred credit is eliminated.
     (7) To record a net deferred tax liability at the Company’s statutory federal and state tax rate of 40.0%.
     (8) To eliminate J. Jill’s stockholders’ equity at April 29, 2006.
     (9) To record the reduction of revenue and cost of sales associated with catalog and internet shipments of product in transit at January 30, 2005. Assuming the transaction occurred on January 30, 2005, the revenue and cost of sales that had been deferred for catalog and internet shipments in transit at that date would not be a legal obligation of the combined company and therefore would be eliminated.
     (10) To record the increased rent expense due to the net favorable assessment of the acquired leases and the elimination of J. Jill’s deferred rent under lease commitments, consisting of landlord credits and deferred rent relating to escalation or step clauses.
     (11) To record the cost of inventory acquired by the Company at a higher assessed inventory value. As J. Jill’s historical inventory turn was approximately three months, the entire increased inventory value of $2.8 million is recorded in the fiscal year ended January 28, 2006.
     (12) To record the decrease in depreciation expense due to the fair value assessment of the acquired property, plant, and equipment. The step-up in fair value primarily related to the acquired land and construction in progress, which are not currently depreciable assets. The fair value of the remaining property, plant, and equipment yielded a net decreased fair value, resulting in lower depreciation expense.
     (13) To record the amortization expense related to the identified intangible assets in connection with the acquisition. The amortizable intangible asset balance is comprised of customer relationships and non-compete agreements, the values of which are being amortized over an estimated useful life of approximately twelve years and two years, respectively.
     (14) To reflect the increase in interest expense related to the Company’s $400 million bridge facility used to partially fund the acquisition. The Company expects to convert the bridge facility into a five-year term loan, with equal installments to be paid on a quarterly basis. The term loan is expected to bear interest at a rate equal to LIBOR plus the applicable spread, or 0.35%. The interest rates used are based on the average rates that the Company would have incurred on its outstanding borrowings, LIBOR plus 0.35%, during the respective periods; 4.1% for the fiscal year ended January 28, 2006 and 5.3% for the thirteen weeks ended April 29, 2006.
     (15) To reflect the reduction of interest income related to the assumed use of $118.3 million of available cash to fund the acquisition purchase price, using an interest rate of 3.0% for the fiscal year ended January 28, 2006 and 4.3% for the thirteen weeks ended April 29, 2006. The interest rates used are based on the average rate of return that the Company earned on its investments during the respective periods.
     (16) To reflect the income tax effects of the pro forma adjustments using the Company’s statutory federal and state tax rate of 40.0%.